Exhibit 99.1

Contact:	Steven M. Besbeck
President and CEO
818.880.6700 x8660

FOR IMMEDIATE RELEASE:

ASPYRA APPOINTS JOHN MUTCH CHAIRMAN OF THE BOARD OF DIRECTORS

CALABASAS, CALIFORNIA, August 30, 2007-  Aspyra, Inc. (AMEX: APY), a leading provider of clinical and diagnostic information solutions for the healthcare industry, today announced the appointment of John Mutch as Chairman of the Board of Directors, effective immediately.

Mr. Mutch is the Managing Partner of MV Advisors, LLC, a strategic block investment firm which provides focused investment and strategic guidance to small and mid-cap technology companies.  Prior to founding MV Advisors, Mr. Mutch was the President and CEO of Peregrine Systems and successfully restructured the company culminating in the sale of Peregrine to Hewlett-Packard in December of 2005 for $425 million.  Prior to running Peregrine, Mr. Mutch served as President and CEO of HNC Software, an enterprise analytics software provider.  Under his leadership, the company grew from $128 million to $226 million in revenue and successfully spun out Retek in an IPO which returned more than $2.5 billion to shareholders.  HNC Software was sold to Fair Isaac Corporation in August of 2002 for $825 million.  Mr. Mutch also spent seven years at Microsoft Corporation in a variety of executive sales and marketing positions.  He is currently a Director of Phoenix Technologies (NASDAQ: PTEC) and Edgar Online (NASDAQ:EDGR) and serves on the audit committee for both companies.  MV Advisors will be providing strategic consulting services to Aspyra.

Aspyra President and CEO Steve Bresbeck commented, “As Aspyra enters a new phase of growth, we are excited to welcome John Mutch as Chairman of our Board of Directors and privileged to have an advisory relationship with MV Advisors.  John’s experience in growth strategy, operational execution, shareholder rights and corporate governance will contribute enormously to Aspyra and our goals for long term value creation.”

Aspyra solutions provide integrated technologies and services that improve the efficiency, safety and quality of patient care.  Aspyra works directly with customers through its own sales and service staff as well as through an extensive partner network.  The company currently counts over 440 customers and over 700 application installations in its installed base.

“I am excited about the opportunity to help guide Aspyra by chairing the Board of Directors and bringing the extended capabilities of MV Advisors to the operating team,” said Mr. Mutch.  “A company of Aspyra’s size should focus on its core business and sequence growth. Aspyra’s large installed base of CIS and DIS solutions provides quantifiable value to customers today and the company now owns a large set of clinical and diagnostic images that can be leveraged into new areas of value delivery in the future.”

As part of its consulting agreement with the company, MV Advisors will also retain rights to participate in future financings with Aspyra.

About Aspyra

Aspyra is a global provider of Health Care Information Technology (HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive

Communication Systems (PACS) and Clinical Image Management Systems (CIMS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers, orthopedic environments and pharmacies. Aspyra’s highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, its products and services, visit www.aspyra.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to corporate growth, shareholder value creation and future business opportunities. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement.  Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today, August 30, 2007, including management’s own knowledge and assessment of the Company’s industry and competition.  Factors that could cause Aspyra’s actual results to differ materially from these forward-looking statements include among others: the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements.  The Company assumes no duty to update its forward-looking statements.